EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-143322 on Form S-8, Registration Statement No. 333-32107 on Form S3-D, Registration Statement No. 33-27949 on Form S-8, and Registration Statement No. 33-62773 on Form S-8 of MidSouth Bancorp, Inc. of our reports dated March 10, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of MidSouth Bancorp, Inc. for the year ended December 31, 2007.

/s/ Porter Keadle Moore, L.L.P.

Atlanta, Georgia
March 10, 2008